Exhibit 99.1

Social Life Network to Host November 14, 2018 Quarterly Shareholder Call for 10-Q and MjLink.com IPO

DENVER, CO / ACCESSWIRE / November 9, 2018 / Social Life Network, Inc. (WDLF), today announced that it will expand the topics of their shareholder update call that was announced on November 6th, to include a 10-Q update from the CFO, and the update on their Canadian IPO progress of MjLink.com, Inc., a wholly owned subsidiary of Social Life Network.

The call is scheduled for after the close of trading on Wednesday, November 14, 2018, at 1:30pm PT/4:30pm ET and will be held by Ken Tapp, CEO and Mark DiSiena, CFO.

Mr. Tapp and Mr. DiSiena will be holding the shareholder call from MjBizCon, a cannabis business conference held at the Las Vegas Convention Center from November 14th through Nov 16th. The conference is expected to be the largest and most well attended in the history of legalized cannabis in the United States. MjBizCon staff is expecting more than twenty thousand business professionals to attend this year, and MjLink.com is a major sponsor of the event.

Individuals interested in listening to the conference call may do so by dialing (877) 407-8293 for domestic callers or (201) 689-8349 for international callers. To listen to a live webcast, please visit:

https://78449.themediaframe.com/dataconf/productusers/wdlf/mediaframe/27464/indexl.html.

A replay of the call will be available beginning November 14, 2018 at approximately 7:30pm PT/10:30pm ET through November 28, 2018. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Conference ID: 13685001. The webcast will also be available on Social Life Network’s website for six months following the completion of the call at www.social-life-network.com.

About Social Life Network, Inc.

Social Life Network, Inc. is an artificial intelligence and blockchain powered social network and e-commerce technology company based in Denver Colorado. They launched their first social network, WeedLife.com, in the cannabis and hemp industry in 2013, and have since launched niche e-commerce social networks to meet the growing demand for social technology in the residential Real Estate industry and many sports verticals including Golf, Cycling, Tennis, Soccer, Hunting & Fishing world-wide.

For more information, visit https://www.SocialNetwork.ai

Disclaimer

This news release may include forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the Company’s analysis of opportunities in the acquisition and development of various project interests and certain other matters. No information in this press release should be construed as any indication whatsoever of the Company’s or MjLink’s future financial results, revenues or stock price. There are no assurances that the Company will successfully take MjLink public in Canada. These statements are made under the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

Investor Relations
IR@Social-Life-Network.com
855-933-3277

SOURCE: Social Life Network, Inc.